UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): March 9, 2004



                                 FX ENERGY, INC.
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             (Exact name of registrant as specified in its charter)


            Nevada                          0-25386              87-0504461
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(State or other jurisdiction of    (Commission File Number)     (IRS Employer
incorporation or organization)                               Identification No.)


              3006 Highland Drive, Suite 206
                   Salt Lake City, Utah                          84106
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         (Address of principal executive offices)             (Zip code)


       Registrant's telephone number, including area code: (801) 486-5555


                                       N/A
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          (Former name or former address, if changed since last report)

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                ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE
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On March 9, 2004, FX Energy, Inc. announced the addition of three new members of the Company's technical team to assist Richard Hardman and Jerzy Maciolek in the technical evaluation of the Fences project areas in Poland. The three individuals are:

Robert J. J. Hardy
Mr. Hardy spent over 11 years with Amerada Hess establishing and eventually heading the geophysical operations group in London where he reported to Richard Hardman. He is currently a research associate in the Geology Department of Trinity College in Dublin where his focus is on advanced seismic processing, multiple suppression, depth imaging, AVO, prestack depth migration and impedance inversion. He has extensive experience in the North Sea, West of Shetland, Faroes, Norway, and Denmark. He graduated from the University of Durham in Geology and Geophysics and has a Ph.D. in Geophysics from Cambridge University.

Bhoopal R. Naini
Mr. Naini has 22 years of geophysical experience with Saudi Aramco, British Petroleum, and Gulf Oil. He is credited with opening of a new gas basin in Saudi Arabia where 15 trillion cubic feet of natural gas have been discovered. He has experience in 2-D and 3-D seismic acquisition, vsp, inversion, azimuthal anisotropy and AVO. In addition to working in Saudi Arabia, he has also worked in the North Sea, Asia and Africa. Mr. Naini has a B.S. and M.S. degree in Geology and Geophysics from Osmania University, India, and a Masters and Ph.D. in Geophysics from Columbia University, New York.

Lucy Slater
Ms. Slater spent eight years with Amerada Hess Ltd. working for Richard Hardman and with Shell International Exploration and Production. Her expertise includes reservoir modeling and quantitative seismic interpretation and she was responsible for three significant discoveries including the Rose discovery well in the Southern Gas Basin of the North Sea. Ms. Slater graduated from Durham University and received her Ph.D. in Geophysics from Cambridge University.

FX Energy also announced that Aleksander Nowak had been hired to oversee the Company's operational activities in Poland, including tendering, permitting and drilling exploration and development wells. Mr. Nowak's professional experience includes over 30 years with the Polish Oil and Gas Company (POGC). Most recently, Mr. Nowak was the Director of the Export and Marketing Division of POGC and previously the Marketing Senior Specialist, Senior Specialist for Machinery and Energy and the Technical Director for POGC's Exploration Oil and Gas Company in Wolomin. He has worked internationally supervising drilling operations for POGC in Kuwait, India, Zaire and Libya. Mr. Nowak has a degree in Mining and Metallurgy and a Masters Degree in Reservoir Engineering from the University of Cracow.

FX Energy holds interests in five project areas in Poland:

o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for a few thousand acres around the Zaniemysl-3 well where FX holds 24.5% and CalEnergy Gas holds 24.5%. POGC holds 51%.

o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

o The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%. FX will drop the Pomerania project area this year.

o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

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In addition to bringing this commercial discovery into production, FX Energy is focused on the upcoming drilling projects on the Sroda and Rusocin exploratory prospects in its Fences II and Fences I project areas. In addition, FX Energy's technical team is evaluating large portions of the nearly 1.7 million acres where it holds an interest, all of which are located in the same Permian basin where Zaniemysl was drilled.

This report contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.


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                                   SIGNATURES
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             FX ENERGY, INC.
                                             Registrant


Dated: March 9, 2004                         By  /s/ Scott J. Duncan
                                               ---------------------------------
                                                 Scott J. Duncan, Vice President

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